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                                                                   Exhibit 23(b)

                         Independent Auditors' Consent

The Board of Directors
WebTrends Corporation:

   We consent to the incorporation by reference in the joint proxy statement/prospectus of WebTrends Corporation of our report dated January 19, 2001, relating to the balance sheets of WebTrends Corporation as of December 31, 1999 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ending December 31, 2000, which report appears in the annual report on Form 10-K of WebTrends Corporation and to the reference to our firm under the heading "Experts" in the joint proxy statement/prospectus.

/s/ KPMG LLP


Portland, Oregon

February 21, 2001